Exhibit 15.33

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number: 141 / DJA / 1985, dated: 5 June 1985

DEED DATED	:	04 May 2009

NUMBER	:	14.-

ADDENDUM I TO THE TRUSTEE AGREEMENT FOR SUKUK IJARAH INDOSAT III YEAR 2008 (COPY)

ADDENDUM I TO

THE TRUSTEE AGREEMENT FOR

SUKUK IJARAH INDOSAT III YEAR 2008

•	Number: 14.-

•	15.00 (fifteen hours, zero minutes) Western Indonesia Time.

•	On this day, Monday, 04-05-2009 (fourth of May , two thousand and nine).

•	Appeared before me, Ms. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company to be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

Holder of Identity Card number: 09.5402.150860.0425.

According to his statement in this matter acting in his aforementioned capacity, , and therefore is duly authorized to act for and on behalf of, PT INDOSAT Tbk., domiciled in Jakarta, whose articles of association have been amended in its entirety to conform with the provisions of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, executed before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008. The latest composition of the Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, executed before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

(PT INDOSAT Tbk shall hereinafter be referred to as “Issuer”)

II.

Mr. LELI SUBARNAS, born in Tasikmalaya on 01-01-1964 (first of January nineteen sixty-four), Indonesian citizen, Group Head of Trust & Corporate Services of the company to be identified herein, domiciled in South Jakarta, Jalan Simaskot number 2, Rukun Tetangga 007, Rukun Warga 006, Kelurahan Cipete Selatan, Kecamatan Cilandak.

Holder of Identity Card number: 09.5306.010164.7027.

According to his statement in this matter acting in his aforementioned capacity by virtue of a Power of Attorney dated 09-08-2007 (ninth of August two thousand and seven) number B.417-DIR/KUI/TRY/08/2007, privately drawn up, duly stamped, the original of which has been presented to me, Notary, therefore is authorized to represent:

Mr. ABDUL SALAM, Director of Finance of the company to be identified herein, Indonesian citizen, domiciled in Jakarta.

In the matter contemplated herein the Authorizer is represented in his above capacity, and therefore is duly authorized to represent the Board of Directors, and to act for and on behalf of PERSEROAN (PERSERO) PT BANK RAKYAT INDONESIA Tbk, to be referred to in short as PT BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled in Central Jakarta, whose articles of association have been amended in its entirety to conform with the provisions of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as stated in a deed dated 26-05-2008 (twenty-sixth of May, two thousand and eight) number 51, executed before FATHIAH HELMI, Sarjana Hukum, Notary in Jakarta, which Deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight) number AHU-48353.AH.01.02.Year 2008, and which has received a Certification of Registration as Sukuk Trustee dated 11-06-1996 (eleventh of June nineteen ninety-six) number 08/STTD Wali Amanat/PM/1996, issued by the Capital Market Supervisory Agency.

PT. BANK RAKYAT INDONESIA (Persero) Tbk., and all its lawful successors shall hereinafter be referred to as the Sukuk Trustee; in this matter acting by virtue of the power of attorney conferred by the Holders of the Sukuk Ijarah Indosat III Year 2008, as set forth in the General Meeting of Holders of the Sukuk Ijarah Indosat III Year 2008 held on 24-03-2009 (twenty-fourth of March, two thousand and nine) as set out in deed dated 24-03-2009 (twenty-fourth of March, two thousand and nine) number 34, prepared by me, Notary, and therefore is duly authorized to act for and on behalf of the Holders of the Sukuk Ijarah Indosat III Year 2008 .

(PT Bank Rakyat Indonesia (PERSERO) Tbk. shall hereinafter be referred to as “Sukuk Trustee”.)

The appearers acting in their aforementioned respective capacities shall first declare the following:

1.	Whereas, the Issuer has issued and offered:

a.

Sukuk Ijarah to the Public by way of Public Offering, titled “SUKUK IJARAH INDOSAT III YEAR 2008” in the amount of Rp.570,000,000,000.00 (five hundred and seventy billion Rupiah) as listed at the Stock Exchange, having a maturity period of 5 (five) years from the Issuance Date; and

b.

Bonds to the Public by way of Public Offering , titled INDOSAT BOND VI YEAR 2008 WITH FIXED INTEREST RATE”, with the principal amount of Rp.1,080,000,000,000.00 (one trillion eighty billion Rupiah), consisting of:

•	Series A Bonds, with a principal amount of Rp.760,000,000,000.00 (seven hundred and sixty billion Rupiah), having a maturity period of 5 (five) years from the Issuance Date (as defined herein); and

•	Series B Bonds, with a principal amount of Rp.320,000,000,000.00 (three hundred and twenty billion Rupiah), having a maturity period of 7 (seven) years from the Issuance Date (as defined herein );

as listed at the Stock Exchange.

2.	Whereas, with respect to the issuance and public offering of the bonds, the Issuer and Sukuk Trustee have executed the following documents:

•	deed of THE TRUSTEE AGREEMENT FOR SUKUK IJARAH INDOSAT III YEAR 2008 dated 18-02-2008 (eighteenth of February, two thousand and eight) number 31, prepared before me, Notary;

•

deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR SUKUK IJARAH INDOSAT III YEAR 2008 dated 17-03-2008 (seventeenth of March, two thousand and eight) number 29, prepared before me, Notary. The amendments set forth in this deed constitute definite amendments to the amount of the Remaining Ijarah Fee offered, the Ijarah Fee Installment, and matters required to be amended pursuant to request from the competent authorities. However, for ease of reference, the Issuer and Sukuk Trustee have agreed to restate the Trustee Agreement in such deed dated 18-02-2008 (eighteenth of February, two thousand and eight) number 31 containing the said amendments.

3.

Whereas, on 24-03-2009 (twenty-fourth of March, two thousand and nine) a GENERAL MEETING OF HOLDERS OF THE SUKUK IJARAH INDOSAT III YEAR 2008 (hereinafter referred to as the GMSIH) has been held as stated in the deed of MINUTE OF THE GENERAL MEETING OF HOLDERS OF THE SUKUK IJARAH INDOSAT III YEAR 2008 dated 24-03-2009 (twenty-fourth of March, two thousand and nine) number 34, prepared by me, Notary, the resolution of which GMSIH consists of among others:

I.	Approval of the amendment to Article 1:

a.	amendment to the Definition of EBITDA;

b.	amendment to the definition of Equity;

c.	new definition of Group; and

d.	amendment to the definition of Debt.

II.

Approval of the amendment to Article 11.3.m. (i) of the Sukuk Ijarah Trustee Agreement, relating to the total ratio between Debt to Equity and Article 11.3.m. (iii) of the Sukuk Ijarah Trustee Agreement, relating to the ratio between Debt to EBITDA.

In regards to the above, the appearers acting in the respective aforementioned capacities hereby intend to amend and/or supplement the provisions contained in the Trustee Agreement as follows:

1.	Amend the entire Article 1 of the Sukuk Ijarah Trustee Agreement to become as follows:

Article 1

DEFINITION

Unless otherwise expressly provided otherwise, the capitalized terms contained in the First Addendum to the Sukuk Ijarah Trustee Agreement shall have the meaning as follows:

1.1.

“First Addendum to the Sukuk Ijarah Trustee Agreement” shall mean the amendment and/or supplement to the Sukuk Ijarah Trustee Agreement of the Sukuk Ijarah Indosat III Year 2008 dated 18-02-2008 (eighteenth of February, two thousand and eight) number 31, and deed of Addendum to the Sukuk Ijarah Trustee Agreement of Sukuk Ijarah Indosat III Year 2008 dated 17-03-2008 (seventeenth of March, two thousand and eight) number 29 as set forth herein.

1.2.	“Affiliation”, as defined in the Capital Market Law, shall mean:

a.	family relationship by marriage and descent, down to second degree, horizontal as well as vertical;

b.	relationship between a person and its employees, directors or commissioners of such person;

c.	relationship between 2 (two) companies with one or more directors or commissioners in common;

d.	relationship between a company and a person, that directly or indirectly controls or is controlled by such company;

e.	relationship between two companies that are controlled, directly and indirectly, by the same person;

f.	relationship between a company and its majority shareholders.

1.3.

“Paying Agent” shall mean KSEI, appointed by virtue of a written agreement by the Issuer, having the obligation to assist in the payment of the Ijarah Fee Installment and repayment of the Remaining Ijarah Fee and Compensation for Loss Due to Late Payment(if any) to the Sukuk Ijarah Holders through the Accountholder for and on behalf of the Issuer upon receiving funds for such payment from the Issuer, subject to the rights and obligations as set forth in the Paying Agent Agreement.

1.4.

“Collateral and Guarantee” shall mean any form of collateral and guarantee over the assets, properties and revenues of a person, being granted with respect to its obligations or the obligations of other persons, including but not limited to securities right, mortgage, lien, fiducia, borgtocht and/or corporate guarantee.

1.5.	“Permitted Collateral and Guarantee” shall mean:

a.

Collateral and Guarantee of the Issuer or a Subsidiary that is existing and/or in the process of being encumbered as on the signing of this Sukuk Ijarah Trustee Agreement, provided that if the asset being encumbered as Collateral or Guarantee has been released as security, the asset may be bound as Collateral and Guarantee for the interest of parties other than the Sukuk Ijarah Holders;

b.

Collateral and Guarantee of a party which merges into the Issuer or a Subsidiary, or of a party which become a Subsidiary, provided that such Collateral and Guarantee have been existing prior to the merger into or the becoming of Subsidiary of the Issuer, and if the asset being encumbered as Collateral and Guarantee have been released as security, among others, as a result of a merger between the Issuer and any of its Subsidiaries, the asset may be bound as Collateral and Guarantee for the interest of parties other than the Sukuk Ijarah Holders;

c.	Collateral and Guarantee granted with respect to a tender process or deposit, or to guarantee tax, customs charges or rent payment;

d.	Collateral and Guarantee granted in the normal course of business to secure certain obligations in respect of the Issuer’s or a Subsidiary’s accounts payable;

e.	Collateral and Guarantee with respect to reservation of outstanding taxes;

f.

Collateral and Guarantee granted for the financing of asset procurement by way of credit in general, export or supplier credit, as well as financing for vendors or sewa guna usaha (leasing), where such asset is to be the object of the Collateral and Guarantee for the said financing and, where there is a need for additional Collateral and Guarantee with respect to such financing, the granting of additional Collateral and Guarantee is allowed insofar as the Collateral and Guarantee is granted at a reasonable value in accordance with normal banking practices;

g.	Collateral and Guarantee arising from a court ruling with binding legal force or which has been executed by the relevant authority;

h.

Collateral and Guarantee granted for the purpose of financing the implementation of a cooperation project between the Issuer or a Subsidiary and another party where such financing was provided by another party (including the party whom with the Issuer or the Subsidiary is engaged in such cooperation).

i.

Collateral and Guarantee over other assets of the Issuer arising from the development or expansion of the Issuer’s business, the value of which may not exceed 10% (ten percent) of the total asset of the Issuer as stated in the Issuer’s latest audited financial report.

1.6.	“Subsidiary” shall mean any subsidiary of the Issuer

(a)	which is directly or indirectly controlled by the Issuer and in which the Issuer’s share participation is at least 50% (fifty percent) of the total issued shares of the company, and

(b)	whose financial report is consolidated into the financial report of the Issuer in accordance with the financial accounting standards as applicable in Indonesia.

1.7.	“Custodian Bank” shall mean commercial bank as approved by BAPEPAM-LK to operate business as Custodian.

1.8.

“BAPEPAM-LK” shall mean the Capital Market and Financial Institution Supervisory Board as defined in the Decree of the Minister of Finance Number: 606/KMK.01/005 dated 30-12-2005 (thirtieth of December, two thousand and five) regarding the Organization and Operating Procedure of the Capital Market and Financial Institution Supervisory Board and its successor and assignees.

1.9.

“Stock Exchange” shall mean the stock exchange as defined under Article 1 point 4 of the Capital Market Law, which service in this case is performed by PT Bursa Efek Indonesia, domiciled in Jakarta, or any of its successor or assignee to be later determined with which the Bonds and the Sukuk Ijarah shall be listed.

1.10.

“Ijarah Fee Installment” shall mean part of the Ijarah Fee payable by the Issuer to the Sukuk Ijarah Holders as fee for the benefit enjoyed by the Issuer under the ijarah agreement, the payment of which shall be effected on every Ijarah Fee Installment Payment Date, in accordance with the terms of this deed.

1.11.

“Register of Sukuk Ijarah Holders” shall mean list issued by KSEI containing information on the Sukuk Ijarah ownership of all the Sukuk Ijarah Holders through the Accountholder at KSEI, to contain among others the name, amount of Sukuk Ijarah participation, tax status and nationality of the Accountholder and/or Sukuk Ijarah Holders pursuant to data provided by Accountholders to KSEI.

1.12.	“Issuance Documents” shall mean:

(a)	The Sukuk Ijarah Trustee Agreement;

(b)	Sukuk Ijarah Underwriting Agreement;

(c)	Paying Agent Agreement;

(d)	Agreement on the Registration of the Sukuk Ijarah with KSEI;

(e)

Preliminary Agreement on Securities Registration between the Issuer and the Stock Exchange for the Listing of the Sukuk Ijarah at the Stock Exchange and all their amendments, supplements and renewals and all other documents required by the competent regulatory authority.

1.13.

“EBITDA” means, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of any testing or calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 11.3.m (iii), after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal hadoccurred on the first day of such period.

1.14.

“Securities” shall mean commercial papers, namely debenture, commercial papers, shares, bonds, evidence of indebtedness, collective investment participation contract unit, Securities term notes, and derivatives of Securities as provided under the Capital Market Law.

1.15.

“Syariah Securities” shall mean Securities as provided under the Capital Market law and the implementing regulations thereof, which are based on an underlying contract and issued in conformity with the Shariah Principles of the Capital Market.

1.16.

“Effective” shall mean the satisfaction of all requirements under the Statement of Registration as set under Article 74 of the Capital Market Law and the provision of paragraph 10 of Rule Number: IX.A.2 regarding registration for the purpose of Public Offering, namely:

a.	upon the elapse of:

(i)	45 (forty-five) days from the date the complete Registration Statement is received by BAPEPAM-LK; or

(ii)	45 (forty-five) days from the date of the completion of the last Registration Statement revision submitted by the Issuer or requested by BAPEPAM-LK; or

b.	upon the effective statement by BAPEPAM-LK that no further information is required.

1.17.

“Equity” shall mean total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

1.18.	“Issuance” shall mean the issuance of the Sukuk Ijarah by the Issuer to be offered and sold to the public by way of Public Offering.

1.19.	“Issuer” shall mean PT INDOSAT Tbk., domiciled in Jakarta.

1.20.	“Group” shall mean Issuer and its Subsidiaries.

1.21.	“Banking Day” shall mean any day that banks in Jakarta carry on banking activities and Bank Indonesia carries on its interbank clearings.

1.22.

“Exchange Day” shall mean any day that the Stock Exchange carries on stock exchange activities, namely from Monday through Friday, except national holidays or other holidays as determined as such by the Indonesian government or by the Stock Exchange.

1.23.	“Calendar Day” shall mean any day of the Gregorian year without exception.

1.24.	“Business Day” shall mean Monday to Friday, except national holidays as may be determined by the Indonesian government.

1.25.

“Issuer Restructuring” shall mean a restructuring measures conducted by the Issuer and any Subsidiary from time to time in order to become an integrated full network and service provider focusing on cellular arrays, comprising of:

i.

the act of selling, leasing or otherwise transferring the assets and business of the Issuer within the Issuer’s Primary Line of Business (including but not limited to the assignment of any statutory permits and contractual rights) to a Subsidiary and the selling of the Issuer’s shares in such Subsidiary, provided that the same shall not cause the Issuer’s shareholding in the Subsidiary to be less than 51% (fifty-one percent);

ii.	merger of the Issuer’s line of business with that of a Subsidiary engaged in the field of cellular network and services and/or the merger of lines of business among subsidiaries;

iii.	sale, purchase, or restructuring of shareholding or ownership of the Issuer or Subsidiary outside the Issuer’s Primary Line of Business;

iv.	other actions required to be undertaken in accordance with amendment to the laws or policies of the Government of Indonesia.

1.26.

“Ijarah Fee” shall mean the aggregate funds to be paid by the Issuer to the Syariah Ijarah Sukuk Ijarah Holders with respect to the Issuance under the Issuance Documents, which comprises of the Ijarah Fee Installments, Remaining Ijarah Fee and Compensation for Loss Due to Late Payment (if any) payable by the Issuer from time to timeduring the term of the Sukuk Ijarah Trustee Agreement.

1.27.	“Issuer’s Primary Line of Business” shall mean the Issuer’s business in the telecommunication and informatics industry, which includes:

a.	networks and/or telecommunications and informatics business and/or provision and services;

b.	planning, facilities construction, and telecommunication and informatics provision, including provision of supporting resources services;

c.

operating services ( including the marketing and sale of networks and/or telecommunication and information services conducted by the Issuer), maintenance, research, development of telecommunication and information facilities, and provision of education and training, either domestic or abroad;

d.	services relating to networks and/or telecommunication and information services development.

1.28.	“Event of Default” shall mean one or more of the events specified in Article 12 of this Sukuk Ijarah Trustee Agreement.

1.29.

“Written Confirmation” shall mean written confirmation report and/or balance statement of the Bonds held in the Securities Account issued by KSEI or the Accountholder pursuant to the securities account opening agreement and the confirmation shall be the basis for payment of Ijarah Fee Installment, repayment of the Remaining Ijarah Fee and other entitlements relating to the Bonds.

1.30.

“Written Confirmation for GMSIH” (KTUR) shall mean confirmation of Bond ownership issued by KSEI to the Sukuk Ijarah Holders through the Accountholders, specifically for attending a GMSIH or submitting a request for the convening of a GMSIH.

1.31.

“Compensation for Loss Due to Late Payment” shall mean the amount payable by the Issuer to the Sukuk Ijarah Holders arising from failure of or late payment of the Ijarah Fee Installment and/or repayment of the Remaining Ijarah Fee, where no element of fault exists on the part of the Syariah Ijarah Bondholders and the Syariah Ijarah Bondholders due to such failure of or late payment.

The amount of the Compensation for Loss Due to Late Payment for late payment of the Ijarah Fee Installment shall be Rp. 3,456,700.00 (three million four hundred and fifty-six thousand seven hundred Rupiah) per day, whereas late payment of the Remaining Ijarah Fee shall be Rp. 135,555,600.00 (one hundred and thirty-five million five hundred and fifty-five thousand six hundred Rupiah) per day.

1.32.

“KSEI” shall mean PT Kustodian Sentral Efek Indonesia, domiciled in Jakarta, a company licensed by BAPEPAM-LK to carry out activities as Custodian and Settlement Institution providing depository services to the Accountholders, which in this Bond Issuance serves to hold and administer the Bonds in accordance with the Agreement of Bond Registration With KSEI and as Paying Agent as provided under the Paying Agent Agreement.

1.33.

“Custodian” shall mean the entity providing depository service for Securities and other assets relating to the Securities as well as other services including the receipt of Ijarah Fee Installment and other entitlements, settlement of Securities transactions and representing Accountholders who are its own customers in accordance with the Capital Market Law, which includes KSEI, Securities Company, and Custodian Bank.

1.34.	“Public” shall mean Indonesian or foreign individuals and/or legal entities, domiciled within or outside Indonesia.

1.35.	“Adjusted Consolidated Capital” shall mean the consolidated capital (equity) of the Issuer deductible by intangible assets.

1.36.	“Bonds” shall mean the “INDOSAT BOND VI YEAR 2008 WITH FIXED INTEREST RATE”, with the principal amount of Rp.1,080,600,000,000,000 (one trillion eighty billion Rupiah), consisting of:

•

Series A Bonds, having a maturity period of 5 (five) years from the Issuance Date an interest rate of 10.25% (ten point two five percent), in the amount of Rp.760,000,000,000.00 (seven hundred and sixty billion Rupiah); and

•

Series A Bonds, having a maturity period of 7 (seven) years from the Issuance Date and an interest rate of 10.80% (ten point eight zero percent), in the amount of Rp.320,000,000,000.00 (three hundred and twenty billion Rupiah);

constituting debentures issued by the Issuer to the Bondholders as evidenced by Bond Jumbo Certificate, governed by the terms set forth in Article 5 of the Trustee Agreement and registered with the KSEI Collective Custody under the Agreement on Bond Registration With KSEI.

1.37.

“Ijarah Object” shall mean the assignment of benefit over the bandwidth of the Issuer at 405 (four hundred and five) Kbps, used by the Issuer in providing the Indosat World Line (IWL) service, and 766 (seven hundred and sixty-six) Mbps used by the Issuer in providing its services as an Internet Network Provider (INP).

1.38.	“Sukuk Ijarah Holders” shall mean members of Public who invest funds into the Sukuk Ijarah and who constitute the beneficiary holders of part or entirety of the Sukuk Ijarah, consisting of:

(a)	Accountholders directly invests in the Sukuk Ijarah; and/or

(b)	The public other than Accountholders invests in the Sukuk Ijarah through the Accountholders.

1.39.

“Accountholder” shall mean a party whose name is registered as owner of a Securities Account with KSEI, which includes the Custodian Bank and/or Securities Company and/or other parties approved by KSEI subject to the provisions of the Capital Market Law and KSEI Regulations.

1.40.

“Public Offering” shall mean the offering of Sukuk Ijarah by the Issuer in accordance with the provisions of the Capital Market Law, the implementing regulations thereof, and other related regulatory provisions, as well as the terms set forth in the Sukuk Ijarah Underwriting Agreement.

1.41.

“Collective Custody” shall mean the collective custody services over Securities jointly owned by more than one party whose interests are represented by the Custodian as defined under the Capital Market Law.

1.42.

“Sukuk Ijarah Underwriters” shall mean parties who enter into an agreement with the Issuer to underwrite the Public Offering on behalf of the Issuer, according to their respective underwriting portion, and each of them undertake full commitment to purchase and to pay any remaining Sukuk Ijarah unsubscribed by the Public in accordance with the terms set forth in the Sukuk Ijarah Underwriting Agreement.

1.43.

“Sukuk Ijarah Lead Underwriter” shall mean the party responsible for organization and administration of the Issuance in accordance with the terms set forth in the Capital Market Law, which in this case is PT ANDALAN ARTHA ADVISINDO SEKURITAS, domiciled in Jakarta, and PT MANDIRI SEKURITAS, domiciled in Jakarta according to the terms and conditions of the Sukuk Ijarah Underwriting Agreement.

1.44.

“Paying Agent Agreement” shall mean the agreement entered into between the Issuer and KSEI with regard to the payment of Ijarah Fee Installment and/or the repayment of the Remaining Ijarah Fee, and any amendments thereto as may be entered into in the future by the parties.

1.45.

“Sukuk Ijarah Underwriting Agreement” shall mean the agreement entered into by the Issuer and the Sukuk Ijarah Lead Underwriter, and the Sukuk Ijarah Underwriters, as stated in a deed dated 18-02-2008 (eighteenth of February, two thousand and eight) number 32, as amended in its entirety by deed dated 17-03-2008 (seventeenth of March, two thousand and eight) number 30, both prepared before me, Notary, and any amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.46.

“Trustee Agreement” shall mean an agreement entered into between the Issuer and Trustee with regard to the issuance of the Bonds and any schedules and/or amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.47.

“Sukuk Ijarah Trustee Agreement” shall mean the Sukuk Ijarah III Year 2008 Trustee Agreement as stated in deed dated 18-02-2008 (eighteenth of February, two thousand and eight) number 31, lastly amended by this deed, and any schedules and/or amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.48.

“Agreement on the Registration of the Sukuk Ijarah with KSEI” shall mean the agreement entered into by the Issuer and KSEI and any amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.49.

“Registrations Statement” shall mean the statement of registration and submission of documents to BAPEPAM-LK by the Issuer and the Sukuk Ijarah Lead Underwriter for the purpose of the Sukuk Ijarah Public Offering subject to and in accordance with the Capital Market Law.

1.50.	“Securities Company” shall mean the party who carries out business as underwriter, securities trade broker and/or investment manager as referred to under the Capital Market Law.

1.51.

“Affiliated Company” shall mean any Affiliates, except where such affiliated relationship arises from ownership of shares by the Indonesian government, whether directly or indirectly, but not including companies directly or indirectly controlled by the Issuer.

1.52.	“Debt” shall mean, with respect to any person on any date of determination (without duplication):

(i)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest or on which interest accrues; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice but, in relation to any member of the Group, excluding all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt referred in point (i) and (ii) above.

1.53.	“Permitted Receivables” shall mean loan or credit granted by the Issuer or Subsidiaries:

a.	to an entity whose financial statement is consolidated into the financial statement of the Issuer or a Subsidiary;

b.	prior to the Issuance Date, as stated in the Financial Statement dated 30-12-2006 (thirtieth of December, two thousand and six);

c.	which is down payment or loan constituting regular accounts payable and normally granted in the course of daily business operation of the Issuer or Subsidiary;

d.	to the employees of the Issuer in accordance with the Issuer’s policy (for the avoidance of doubt, such loan is granted by the issuer); and

e.	to the employees of a Subsidiary in accordance with such Subsidiary’s policy (for the avoidance of doubt, such loan is granted by the Subsidiary).

1.54.

“Bond Principal” shall mean the principal of the loan/debt of the Issuer to the Bondholders under the Bonds, which as on the Issuance Date is in the amount of Rp.1,080,000,000,000.00 (one trillion eighty billion Rupiah), subject to the provisions of Article 5 and Article 6 of the Trustee Agreement.

1.55.

“Prospectus” shall mean the prospectus prepared and issued by the Issuer jointly with the Sukuk Ijarah Lead Underwriter for the purpose of the Issuance in accordance with Article sub-article 26 of the Capital Market Law, and Rule Number IX.C.2, Attachment to the Decree of the Chairman of Bapepam dated 17-01-1996 (seventeenth of January, nineteen ninety-six) number Kep-51/PM/1996.

1.56.

“Securities Account” shall mean the account setting out the position of the Sukuk Ijarah and/or funds of the Sukuk Ijarah Holders administered by KSEI or the Accountholder pursuant to the agreement on the opening of the securities account executed by the Sukuk Ijarah Holders.

1.57.	“GMSIH” shall mean a General Meeting of Sukuk Ijarah Holders as defined in Article 13 of the Sukuk Ijarah Trustee Agreement.

1.58.	“Transfer Unit” shall mean a unit by which the Sukuk Ijarah can be transferred and traded between Securities Accounts, with the value of Rp. 1.00 (one Rupiah) or the multiplication thereof.

1.59.	“Bond Jumbo Certificate” shall mean proof of issuance of the Sukuk Ijarah maintained at KSEI and issued in the name of KSEI for the benefit of the Sukuk Ijarah Holders.

1.60.

“Remaining Ijarah Fee” shall mean a part of the assignment of benefit payable by the Issuer to the Sukuk Ijarah Holders, which as of the Issuance Date is in the amount of Rp. 570,000,000,000.00 (five hundred and seventy billion Rupiah), which amount shall be paid by the Issuer to the Sukuk Ijarah Holders subject to Article 5 and Article 6 of the Sukuk Ijarah Trustee Agreement.

1.61.

“Sukuk Ijarah” shall mean the “SUKUK IJARAH INDOSAT III YEAR 2008”, in the amount of Rp.570,000,000,000.00 (five hundred and seventy billion Rupiah), having a maturity period of 5 (five) years as from the Issue Date, constituting commercial papers issued by the Issuer to the Sukuk Ijarah Holders as evidenced by the Sukuk Ijarah Jumbo Certificate upon the terms as set fort in Article 5 of the Sukuk Ijarah Trustee Agreement and registered with the KSEI Collective Custody pursuant to the Agreement on the Registration of the Sukuk Ijarah With KSEI.

1.62.	“Sukuk” shall mean a Syariah Securities in the form of certificate or other evidence of ownership having the same value and representing undivided participation over:

1)	ownership of certain tangible asset;

2)	beneficial value and service of a certain project and investment activity; or

3)	ownership over the asset of a certain project or investment activity.

1.63.

“Issue Date” shall mean the date on which the Sukuk Ijarah shall be disbursed into the Securities Account of the Sukuk Ijarah Lead Underwriter at KSEI upon the Issuer’s submission of the Sukuk Ijarah Jumbo Certificate to KSEI, which also constitutes a Payment Date.

1.64.	“Remaining Ijarah Fee Repayment Date” shall mean the date on which the Remaining Ijarah Fee is due and payable, subject to Article 5 of Sukuk Ijarah Trustee Agreement.

1.65.

“Payment Date” shall mean the date of payment of the Sukuk Ijarah Issuance proceeds to the Issuer as deposited by the Sukuk Ijarah Underwriter through the Sukuk Ijarah Lead Underwriter pursuant to the Sukuk Ijarah Underwriting Agreement.

1.66.

“Ijarah Fee Installment Payment Date” shall mean any of the dates on which the Ijarah Fee Installment becomes payable to the entitled Sukuk Ijarah Holders, as determined based upon the Register of Accountholders, subject to Article 5 Sukuk Ijarah Trustee Agreement.

1.67.	“Capital Market Law” shall mean the Law of the Republic of Indonesia Number 8 of 1995 (nineteen ninety-five) on Capital Market.

1.68.

“Sukuk Trustee” shall mean PT. Bank Rakyat Indonesia (PERSERO), domiciled and having its principal place of business in Central Jakarta, or any of its successors, acting for its own account and under this Sukuk Ijarah Trustee Agreement acting for the interest of all the Sukuk Ijarah Holders.

2.	Amend Article 11.3.m of the Sukuk Ijarah Trustee Agreement to become as follows:

11.3.(m)	meet financial obligations pursuant to the consolidated financial report of the Issuer and Subsidiaries s follows:

(i)	the ratio of aggregate Debt to Equity shall not at any time exceed 2.5 : 1 (two point five to one) as stated in every quarterly consolidated financial statements.

(ii)	the ratio of EBITDA to Debt interest shall not at any time exceed 3 : 1 (three to one) as stated in every audited annual consolidated financial statements;

(iii)	the ratio between total Debt to EBITDA shall not exceed 3.5 : 1 (three point five to one) as stated in every audited annual consolidated financial statements;

(iv)	maintain a minimum Adjusted Consolidated Capital at any time insofar as the Amount Payable remains outstanding at no less than Rp.5,000,000,000,000.00 (five trillion Rupiah).

3.	Amend Article 18 paragraph 2 sub-paragraph (v, viii, ix) to be made to conform with the prevailing regulatory provisions:

18.2.	The parties hereto agree that arbitration shall be conducted in the following manner:

(v)

If no agreement can be reached in the appointment of the third arbiter, selection and appointment of the arbiter shall be left with the Chairperson of BASN in accordance with the applicable BASN regulation and procedure;

(viii)

Award of the arbitration shall be final and binding and shall have binding legal force with respect to the disputing parties, and shall be enforced by such Parties. The Parties agree and undertake to refrain from challenging or attempting to annul the BASN arbitral award in any court of any jurisdiction;

(ix)	for the purpose of enforcement of the BASN arbitration award, a legal and permanent domicile shall be selected at the Registrar Office of the Central Jakarta Religious Court;

4.	In regards to the matters elaborated above, the parties acting in their aforementioned capacities hereby declare that all conditions set forth under the:

•	deed of THE TRUSTEE AGREEMENT FOR SUKUK IJARAH INDOSAT III YEAR 2008 dated 18-02-2008 (eighteenth of February, two thousand and eight) number 31, prepared before me, Notary;

•	deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR SUKUK IJARAH INDOSAT III YEAR 2008 dated 17-03-2008 (seventeenth of March, two thousand and eight) number 29, prepared before me, Notary.

insofar as they are not expressly amended by this deed, shall continue to be effective, and therefore the above deeds shall constitute one inseparable instrument and duly binding to the parties thereto.

5.	The amendments to:

(a)	Article 1, regarding the definition of EBITDA, Equity, Group, and Debt; and

(b)	Article 11.3.m (i), regarding the ratio between Debt to Equity and Article 11.3.m (iii), regarding the ratio between Debt to EBITDA shall become effective from the closing of the GMSIH.

(c)	Article 18 paragraph 2 point (v, viii, ix), with respect to the enforcement of the BASN arbitral award;

shall become effective upon the execution of the First Addendum to the Sukuk Ijarah Trustee Agreement.

The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, attended by:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta on 28-07-1959 (twenty-eighth of July, nineteen fifty-nine), Indonesian Citizen, domiciled in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

Holder of Identity Card number: 09.5007.680759.0199

2.

Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen, privately employed, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

Holder of Identity Card number: 3219222004.1786503.

For the time being residing in Jakarta.

Both Assistant Notary, as witnesses.

As this deed has been duly deliberated by the parties, only the general outline of it contents has been read by me, Notary, to the appearers and witnesses, and the same is forthwith signed by the appearers, witnesses and me, Notary.

Signed without modification.

The original of this deed has been duly signed.

PREPARED AS A TRUE IDENTICAL COPY

[duty stamp: Rp. 6,000]

[signed]